Exhibit 99.1

Ariba Reports Results for Third Quarter of Fiscal 2008

Company posts 76% year-over-year growth in subscription software revenue and 81%

year-over-year growth in 12 month subscription software backlog

SUNNYVALE, Calif., July 23, 2008 — Ariba, Inc. (Nasdaq: ARBA), the leading spend management solutions provider, today announced results for the third quarter ended June 30, 2008.

Quarterly Financial and Operational Highlights:

•	Total Non-GAAP revenues of $86.5 million and EPS of $0.13

•	Non-GAAP subscription software revenue of $31.7 million, up 76% year-over-year

•	12-month subscription software backlog of $107 million, up 81%

•	Number of on-demand transactions up 48% year-over-year

“Despite a tough global economy, Ariba has posted another strong quarter as evidenced by the continued growth in our subscription software revenue, backlog and operating margin expansion,” said Bob Calderoni, Chairman and CEO, Ariba. “Profitable growth remains our top priority going forward, and Ariba is fortunate to be well-positioned in the spend management market as companies are increasingly looking for innovative ways to save money and run their organizations more efficiently.”

Results for the Third Quarter of Fiscal Year 2008

Revenue:

Total GAAP revenues for the third quarter of fiscal year 2008 were $85.0 million, as compared to $75.6 million for the third quarter of fiscal year 2007. Subscription and maintenance revenues for the quarter were $49.3 million, as compared to $36.6 million for the third quarter of fiscal year 2007. Within subscription and maintenance revenues, subscription software revenue was $30.3 million for the current quarter, as compared to $18.0 million for the third quarter of fiscal year 2007. Services and other revenues for the current quarter were $35.7 million, as compared to $39.0 million for the third quarter of fiscal year 2007. On a Non-GAAP basis, total revenues for the third quarter of fiscal year 2008 were $86.5 million with subscription software revenue at $31.7 million. The difference between GAAP and Non-GAAP is approximately $1.4 million of revenue that was not recognized due to the impact of purchase accounting on contracts acquired through the acquisition of Procuri, Inc.

Earnings Per Share:

Net loss for the third quarter of fiscal year 2008 was $4.3 million, or $0.05 per share, as compared to a net loss for the third quarter of fiscal year 2007 of $2.0 million, or $0.03 per share. In addition to the revenue that was not recognized due to the impact of purchase accounting on contracts acquired through the acquisition of Procuri, Inc., the net loss for the third quarter of fiscal year 2008 included charges of $4.9 million for amortization of intangible assets, $9.6 million for stock-based compensation, a $0.7 million net restructuring benefit primarily related to a sub-lease agreement. Excluding these items, non-GAAP net income was $10.9 million, or $0.13 per diluted share.

Balance Sheet and Cash:

Total cash, cash equivalents, marketable securities, and investments were $129.4 million at June 30, 2008, down $48.6 million from June 30, 2007. The primary reason for the decrease in cash was due to cash payments made for the acquisition of Procuri. Net cash flow from operations for the three months ended June 30, 2008 was $8.7 million, as compared to $2.9 million for the three months ended June 30, 2007. Accounts receivable, on a days-sales-outstanding basis, were 31 days for the third quarter of fiscal 2008, as compared to 40 days for the third quarter of fiscal 2007, and down two days from the previous quarter. Total deferred revenues were $100.3 million at June 30, 2008, up $15.5 million from June 30, 2007.

Customer Acquisition and Transactions for the Quarter:

During the quarter, 247 companies of all sizes across geographies purchased Ariba solutions to drive their spend management strategies, including: H. J. Heinz Company, ABN Amro, The Travelers Company, Sanofi-Aventis, Unilever N.V., Telefonica S.A., Dana Corporation, Enel SpA, and Mobistar. The company also added 34 new customers, and closed 17 transactions over $1 million including 4 software deals over $1 million, and 151 on-demand product deals.

Changes in Executive Leadership

With its transition to an on-demand model complete, Ariba is now focused on the next wave of innovation and growth that will enable the company to extend its market leadership position. To assist in driving value creation, the company today announced that Chief Financial Officer Jim Frankola will transition from his current role to the newly created position of Executive Vice President of Strategy.

“Jim has been my partner as CFO for the past seven years and has been instrumental in our transition to an on demand model,” Calderoni said. “With the transition behind us, now is a good time to bring in a CFO who can lead our finance organization to the next level and allow Jim to focus his energy on helping me drive strategy to support our growth objectives.”

Responsibility for finance will be transitioned to Ahmed Rubaie, who will join Ariba this week and assume the CFO position effective August 10. “Ahmed is a proven executive and I have great confidence in his ability to ensure that our finance operations remain world-class,” Calderoni said.

Mr. Rubaie comes to Ariba from Avery Dennison where he served as vice president of finance for the company’s Retail Information Services group and previously as corporate vice president of internal audit and tax. Mr. Rubaie held key finance positions at BHP Billiton prior to joining Avery Dennison, including his last position as vice president, commercial for the company’s global diamonds and industrial minerals division and various tax counsel roles. Mr. Rubaie began his career in public accounting with both Coopers & Lybrand and Deloitte & Touche. He is a seasoned financial executive with significant global experience, including mergers and acquisitions as well as financings.

Conference Call Information

Ariba will hold a conference call today at 5:00 p.m. ET to discuss its results for the third quarter of fiscal year 2008. To join the call, please dial (877) 407-8031 in the United States and Canada, or (201) 689-8031 if calling internationally. The conference call also will be webcast live, and can be accessed on the investor relations section of the company’s website at www.ariba.com or by logging in at www.vcall.com.

A replay of the conference will be available by calling (877) 660-6853 in the United States and Canada or (201) 612-7415 internationally and entering account number: 286 and conference ID number: 2289688.

Ariba, Inc.

Ariba, Inc. is the leading provider of spend management solutions to help companies realize rapid and sustainable bottom line results. Companies around the world in every industry use Ariba Spend Management™ software and services. Ariba can be contacted in the U.S. at 1.650.390.1000 or at www.ariba.com.

Copyright © 1996 – 2008 Ariba, Inc.

Ariba, the Ariba logo, AribaLIVE and SupplyWatch are registered trademarks of Ariba, Inc. Ariba Spend Management, Ariba Spend Management. Find it. Get it. Keep it., Ariba. This is Spend Management, Ariba Solutions Delivery, Ariba Analysis, Ariba Buyer, Ariba Category Management, Ariba Category Procurement, Ariba Contract Compliance, Ariba Contracts, Ariba Contract Management, Ariba Contract Workbench, Ariba Data Enrichment, Ariba eForms, Ariba Electronic Invoice Presentment and Payment, Ariba Invoice, Ariba Sourcing, Ariba Spend Visibility, Ariba Travel and Expense, Ariba Procure-to-Pay, Ariba Workforce, Ariba Supplier Network, Ariba Supplier Connectivity, Ariba Supplier Performance Management, Ariba PunchOut, Ariba QuickSource, PO-Flip, Ariba Settlement, Ariba Spend Management Knowledge Base, Ariba Ready, Ariba Supply Lines, Ariba Supply Manager, Ariba LIVE and It’s Time for Spend Management are trademarks or service marks of Ariba, Inc. All other trademarks are property of their respective owners.

Ariba Safe Harbor

Safe Harbor Statement under the Private Securities Litigation Reform Act 1995: Information and announcements in this release involve Ariba's expectations, beliefs, hopes, plans, intentions or strategies regarding the future and are forward-looking statements that involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Ariba as of the date of the release, and we assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to Ariba's operating and financial results to differ materially from current expectations include, but are not limited to: delays in development or shipment of new versions of Ariba's products and services; lack of market acceptance of Ariba's existing or future products or services; inability to continue to develop competitive new products and services on a timely basis; introduction of new products or services by major competitors; the ability to attract and retain qualified employees; difficulties in assimilating acquired companies, long and unpredictable sales cycles and the deferrals of anticipated orders; declining economic conditions, including the impact of a recession; inability to control costs; changes in the company's pricing or compensation policies; significant fluctuations in our stock price; the outcome of and costs associated with pending or potential future regulatory or legal proceedings; the impact of our acquisitions, including the disruption or loss of customer, business partner, supplier or employee relationships; and the level of costs and expenses incurred by Ariba as a result of such transactions. Factors and risks associated with its business, including a number of the factors and risks described above, are discussed in Ariba's Form 10-Q filed with the SEC on May 7, 2008.

Contacts:

Investors

John Duncan

650-390-1200

InvestorInfo@ariba.com

Media

Karen Master

412-297-8177

kmaster@ariba.com

Ariba, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited; in thousands)

	June 30, 2008	September 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$78,545	$61,311
Marketable securities	—	83,667
Restricted cash	287	820
Accounts receivable, net	28,881	29,130
Prepaid expenses and other current assets	8,992	10,743

Total current assets	116,705	185,671

Property and equipment, net	20,398	20,230
Long-term investments	20,917	8,048
Restricted cash, less current portion	29,641	29,200
Goodwill	406,119	326,101
Other intangible assets, net	25,563	10,461
Other assets	2,870	3,875

Total assets	$622,213	$583,586

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,288	$10,882
Accrued compensation and related liabilities	21,296	24,192
Accrued liabilities	15,345	18,976
Restructuring obligations	17,961	19,065
Deferred revenue	94,039	76,110
Deferred income - Softbank	—	566

Total current liabilities	159,929	149,791

Deferred rent obligations	19,701	22,628
Restructuring obligations, less current portion	42,707	52,106
Deferred revenue, less current portion	6,243	7,917
Other long-term liabilities	6,413	—

Total liabilities	234,993	232,442

Stockholders’ equity:
Common stock	171	157
Additional paid-in capital	5,144,182	5,067,993
Accumulated other comprehensive (loss) income	(2,991)	1,112
Accumulated deficit	(4,754,142)	(4,718,118)

Total stockholders’ equity	387,220	351,144

Total liabilities and stockholders’ equity	$622,213	$583,586

Ariba, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited; in thousands, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2008	2007	2008	2007
Revenues:
Subscription and maintenance	$49,278	$36,613	$136,102	$104,851
Services and other	35,738	38,951	106,426	121,299

Total revenues	85,016	75,564	242,528	226,150

Cost of revenues:
Subscription and maintenance	10,101	8,490	29,423	24,534
Services and other	23,689	28,490	72,324	88,016
Amortization of acquired technology and customer intangible assets	4,675	3,356	12,869	10,786

Total cost of revenues	38,465	40,336	114,616	123,336

Gross profit	46,551	35,228	127,912	102,814

Operating expenses:
Sales and marketing	28,682	23,389	83,226	69,461
Research and development	13,617	13,254	40,878	38,845
General and administrative	11,702	10,822	37,010	29,108
Other income - Softbank	—	(3,390)	(566)	(10,173)
Amortization of other intangible assets	210	101	529	425
Restructuring and integration costs	(694)	(3,805)	3,834	(3,805)
Litigation provision	—	—	5,900	—

Total operating expenses	53,517	40,371	170,811	123,861

Loss from operations	(6,966)	(5,143)	(42,899)	(21,047)
Interest and other income, net	2,353	3,456	8,560	11,462

Loss before income taxes	(4,613)	(1,687)	(34,339)	(9,585)
Provision for income taxes	(326)	347	666	1,608

Net loss	$(4,287)	$(2,034)	$(35,005)	$(11,193)

Net loss per share - basic and diluted	$(0.05)	$(0.03)	$(0.46)	$(0.16)
Weighted average shares - basic and diluted	78,585	70,340	76,479	69,213

Ariba, Inc. and Subsidiaries

Cash Flows

(Unaudited; in thousands)

	Three Months Ended June 30,
	2008	2007
Operating activities:
Net loss	$(4,286)	$(2,034)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for doubtful accounts	167	129
Depreciation	2,022	1,785
Amortization of intangible assets	4,885	3,457
Stock-based compensation	9,552	8,212
Restructuring charge	(694)	—
Realized gain - currency translation adjustment	—	(425)
Changes in operating assets and liabilities:
Accounts receivable	1,007	(2,183)
Prepaid expense and other assets	83	503
Accounts payable	1,296	1,789
Accrued compensation and related liabilities	(1,768)	(1,355)
Accrued liabilities	(2,039)	(1,738)
Deferred income - Softbank	—	(3,390)
Deferred revenue	5,166	3,369
Restructuring obligations	(6,670)	(5,195)

Net cash provided by operating activities	8,721	2,924

Investing activities:
Cash paid for acquisitions, net of cash acquired	(163)	—
Purchases of property and equipment	(2,512)	(2,169)
Sales of investments, net of purchases	1,758	(17,637)
Allocation from restricted cash, net	(53)	—

Net cash used in investing activities	(970)	(19,806)

Financing activities:
Proceeds from issuance of common stock, net	836	353
Repurchase of common stock	(1,883)	(15)

Net cash (used in) provided by financing activities	(1,047)	338

Effect of exchange rates on cash and cash equivalents	(690)	174

Net change in cash and cash equivalents	6,014	(16,370)

Cash and cash equivalents at beginning of period	72,529	39,636

Cash and cash equivalents at end of period	$78,543	$23,266

Non-GAAP Financial Measures

The accompanying press release dated July 23, 2008 contains non-GAAP financial measures. The following table reconciles the non-GAAP financial measures in the press release to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP measures include non-GAAP revenues, non-GAAP cost of revenues, gross profit, operating expenses, (loss) income from operations, net (loss) income and net (loss) income per share amounts.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, GAAP financial measures, which should be considered as the primary financial metrics for evaluating our financial performance. Significantly, non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles. Instead, they are based on subjective determinations by management designed to supplement our GAAP financial measures. They are subject to a number of important limitations and should be considered only in conjunction with our consolidated financial statements prepared in accordance with GAAP. For example, our non-GAAP financial measures have the effect of excluding a purchase accounting adjustment, costs and expenses from our operating results that should be properly considered under a system of accrual accounting. In addition, our non-GAAP financial measures differ from GAAP measures with the same names, may vary over time and may differ from non-GAAP financial measures with the same or similar names used by other companies. Accordingly, investors should exercise caution when evaluating our non-GAAP financial measures.

Despite these limitations, we believe our non-GAAP financial measures provide meaningful supplemental information about our operating results, primarily because they exclude a purchase accounting adjustment and costs and expenses that we do not believe are indicative of the ongoing operating performance of our business and our senior management. Although these items should properly be considered in our GAAP financial measures, we believe they should be excluded when evaluating our current operating performance. The non-GAAP financial measures disclosed in the accompanying press release are used by our Board of Directors and senior management to evaluate our current operating performance, are used in evaluating the performance of our senior management, and are used in our budget and planning processes. We believe that our non-GAAP financial measures are helpful to investors by facilitating comparisons of our current and prior operating results and by facilitating comparisons of our operating results with those of other software companies.

Ariba, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Operating Results

(Unaudited; in thousands, except per share data)

The following tables reconcile the specific items excluded from GAAP in the calculation of non-GAAP operating results for the period indicated below:

	Three Months Ended June 30, 2008	Three Months Ended June 30, 2007
Revenue reconciliation:
GAAP revenue	$85,016	$75,564
Purchase accounting adjustment	1,440	—

Total non-GAAP revenues	$86,456	$75,564

	Three Months Ended June 30, 2008	Three Months Ended June 30, 2007
Expense reconciliation:
GAAP revenue	$85,016	$75,564
GAAP net loss	4,287	2,034

Total GAAP expenses	89,303	77,598

Amortization of intangible assets	(4,885)	(3,457)
Stock-based compensation	(9,552)	(8,212)
Restructuring and integration	694	3,805

Total non-GAAP operating expenses	$75,560	$69,734

	Three Months Ended June 30, 2008	Three Months Ended June 30, 2007
Net income (loss) reconciliation:
GAAP net loss	$(4,287)	$(2,034)
Purchase accounting adjustment	1,440	—
Amortization of intangible assets	4,885	3,457
Stock-based compensation	9,552	8,212
Restructuring and integration	(694)	(3,805)

Non-GAAP net income	$10,896	$5,830

	Three Months Ended June 30, 2008	Three Months Ended June 30, 2007
Net income (loss) per share reconciliation:
GAAP net loss per share - basic	$(0.05)	$(0.03)
Purchase accounting adjustment	0.02	—
Amortization of intangible assets	0.06	0.05
Stock-based compensation	0.12	0.12
Restructuring and integration	(0.01)	(0.05)

Non-GAAP net income per share - basic	$0.14	$0.08

Non-GAAP net income per share - diluted	$0.13	$0.08

Weighted average shares - basic	78,585	70,340
Weighted average shares - diluted	83,734	75,398

Discussion of Specific Items Excluded From Non-GAAP Financial Measures

Our non-GAAP financial measures include a purchase accounting adjustment related to deferred revenues and generally exclude costs and expenses for (i) amortization of intangible assets related to acquisitions, (ii) stock-based compensation and (iii) restructuring and integration. We exclude these items because we believe they are not closely related to the ongoing operating performance of our business and the performance of our senior management and are generally excluded from our budget and planning process. In addition to these reasons, we believe our non-GAAP financial measures are also helpful to investors by facilitating comparisons of our operating results over different time periods and by facilitating comparisons of our financial performance with that of other companies. In addition, except for costs and expenses related to restructuring and integration, these items are non-cash items that do not affect cash flows.

(1) Purchase accounting adjustment – deferred revenue. As announced on December 17, 2007, Ariba acquired Procuri, Inc. In accordance with the fair value provisions of EITF 01-3, Accounting in a Business Combination for Deferred Revenue of an Acquiree, acquired deferred revenue of approximately $4.5 million was recorded on the opening balance sheet, which was approximately $5.9 million lower than the historical carrying value. Although this purchase accounting requirement has no impact on the Company’s business or cash flow, it adversely impacts the Company’s reported GAAP revenue primarily for the first twelve months post- acquisition. In order to provide investors with financial information that facilitates comparison of both historical and future results, the Company has provided non-GAAP financial measures which exclude the impact of the purchase accounting adjustment. The Company believes that this non-GAAP financial adjustment is useful to investors because it allows investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making and (b) compare past and future reports of financial results of the Company as the revenue reduction related to acquired deferred revenue will not recur when related subscription terms are renewed in future periods.

(2) Amortization of Acquired Intangible Assets. In accordance with GAAP, we amortize intangible assets acquired in connection with acquisitions over the estimated useful lives of the assets. We exclude these amortization costs in our non-GAAP financial measures because they (i) result from prior acquisitions, rather than the ongoing operating performance of our business, and (ii) absent additional acquisitions, are expected to decline over time as the remaining carrying amounts of these assets are amortized. We believe excluding these costs helps investors compare our financial performance with that of other companies with different acquisition histories. However, as with impairment charges, we recognize that amortization costs provide a helpful measure of the financial impact and performance of prior acquisitions and consider our non-GAAP financial measures in conjunction with our GAAP financial results that include amortization costs.

(3) Stock-Based Compensation Expenses. We exclude stock-based compensation expense associated with stock options and stock granted to employees and non-executive directors in our non-GAAP financial measures. While stock-based compensation is a significant component of our expenses, we believe that investors wish to be able to exclude the effects of stock-based compensation expense in comparing our financial performance with that of other companies.

(4) Restructuring and integration. We recorded restructuring related to lease abandonment accruals and severance and related benefits in the three months ended June 30, 2008. We exclude this from our non-GAAP financial measures because it is unrelated to our ongoing operations and is significantly impacted by factors outside our control. We believe excluding restructuring and integration helps investors compare our operating performance with that of other companies. We recognize, however, that restructuring and integration will impact cash flows and that we and investors should carefully consider the impact of these costs on future cash flows.